Exhibit 99.1

Item 8.	Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Sophiris Bio Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, of shareholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Sophiris Bio Inc. and its subsidiaries at December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, the Company has incurred significant operating losses since inception and will require additional financing to fund future operations. Management's plans in regard to these matters are also described in Note 1.

/s/ PricewaterhouseCoopers LLP

San Diego, California

March 10, 2015, except with respect to the second paragraph of this report, as to which the date is April 27, 2015

Sophiris Bio Inc.

Consolidated Balance Sheets

(In thousands, except share amounts)

	December 31,
	2014	2013
Assets:
Current assets:
Cash and cash equivalents	$4,123	$14,839
Securities available-for-sale	18,572	33,310
Other receivables	16	48
Prepaid expenses	2,825	3,598
Total current assets	25,536	51,795
Property and equipment, net	36	78
Other long-term assets	19	19
Total assets	$25,591	$51,892
Liabilities and shareholders’ equity:
Current liabilities:
Accounts payable	$2,633	$1,470
Accrued expenses	2,307	2,181
Current portion of promissory notes	598	6,877
Total current liabilities	5,538	10,528
Long-term promissory notes, less current portion	5,343	—
Warrant liability	—	883
Stock-based compensation liability	22	202
Total liabilities	10,903	11,613
Commitments and contingencies (Note 16)
Shareholders’ equity:
Common shares, unlimited authorized shares, no par value; 16,844,736 and 16,149,871 shares issued and outstanding at December 31, 2014 and 2013, respectively	113,095	111,204
Contributed surplus	17,053	13,824
Accumulated other comprehensive gain	99	98
Accumulated deficit	(115,559)	(84,847)
Total shareholders’ equity	14,688	40,279
Total liabilities and shareholders’ equity	$25,591	$51,892

The accompanying notes are an integral part of these audited consolidated financial statements.

Sophiris Bio Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

	For the Years Ended December 31,
	2014	2013	2012
Revenues:
License revenue	$—	$5,000	$—
Operating expenses:
Research and development	24,708	10,279	13,523
General and administrative	5,332	4,511	5,685
Total operating expenses	30,040	14,790	19,208
Other income (expense):
Interest expense	(726)	(1,308)	(1,988)
Interest income	51	—	108
Gain on revaluation of warrant liability	49	689	—
Other expense, net	(46)	(240)	(106)
Total other expense	(672)	(859)	(1,986)
Net loss before income taxes	(30,712)	(10,649)	(21,194)
Income tax expense	—	(500)	—
Net loss	$(30,712)	$(11,149)	$(21,194)
Basic and diluted loss per share	$(1.85)	$(1.39)	$(6.94)
Weighted average number of outstanding shares – basic and diluted	16,586	8,029	3,054
Other comprehensive income
Foreign currency translation adjustment	—	145	131
Unrealized gain (loss) on securities available-for-sale	1	(1)	—
Total comprehensive loss	$(30,711)	$(11,005)	$(21,063)

The accompanying notes are an integral part of these audited consolidated financial statements.

Sophiris Bio Inc.

Consolidated Statements of Shareholders’ Equity (Deficit)

(In thousands, expect share amounts)

	Common Shares		Contributed	Common Share Purchase	Right to	Accumulated	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
	Shares	Amount	Surplus	Warrants	Invest	Deficit	(Loss)	(Deficit)
Balance at January 1, 2012	2,749,228	45,727	5,632	4,177	4,142	(52,504)	(177)	6,997
Issuance of common shares and common share purchase warrants, net of issuance costs of $66	400,643	8,488	—	1,868	(2,071)	—	—	8,285
Expiration of right to invest			2,071	—	(2,071)	—	—	—
Stock-based compensation expense	—	—	676	—	—	—	—	676
Net loss	—	—	—	—	—	(21,194)	—	(21,194)
Other comprehensive income	—	—	—	—	—	—	131	131
Balance at December 31, 2012	3,149,871	54,215	8,379	6,045	—	(73,698)	(46)	(5,105)
Issuance of common shares in a public offering, net of issuance costs of $8,011	13,000,000	56,989	—	—	—	—	—	56,989
Reclassification of initial fair value of warrants denominated in Canadian dollars to liability	—	—	—	(1,572)	—	—	—	(1,572)
Reclassification of historic fair value of warrants	—	—	4,473	(4,473)	—	—	—	—
Reclassification of fair value of options denominated in Canadian dollars to liability	—	—	(163)	—	—	—	—	(163)
Change in the fair value of stock-based compensation liability recorded to contributed surplus	—	—	(39)	—	—	—	—	(39)
Stock-based compensation expense	—	—	1,174	—	—	—	—	1,174
Net loss	—	—	—	—	—	(11,149)	—	(11,149)
Other comprehensive income	—	—	—	—	—	—	144	144
Balance at December 31, 2013	16,149,871	$111,204	$13,824	$—	$—	$(84,847)	$98	$40,279
Issuance of common shares, net of issuance cost of $109	694,865	1,891	—	—	—	—	—	1,891
Reclassification of historic fair value of warrants	—	—	834	—	—	—	—	834
Change in the fair value of stock-based compensation liability recorded to contributed surplus	—	—	180	—	—	—	—	180
Issuance of warrants with secured promissory note	—	—	124	—	—	—	—	124
Stock-based compensation expense	—	—	2,091	—	—	—	—	2,091
Net loss	—	—	—	—	—	(30,712)	—	(30,712)
Other comprehensive income	—	—	—	—	—	—	1	1
Balance at December 31, 2014	16,844,736	$113,095	$17,053	$—	$—	$(115,559)	$99	$14,688

The accompanying notes are an integral part of these audited consolidated financial statements.

Sophiris Bio Inc.

Consolidated Statements of Cash Flows

(In thousands)

	For the Years Ended December 31,
	2014	2013	2012
Cash flows used in operating activities
Net loss for the period	$(30,712)	$(11,149)	$(21,194)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock-based compensation	2,091	1,174	676
Amortization of debt discount	188	380	509
Depreciation of property and equipment	47	84	82
Amortization of intangible assets	—	—	149
Amortization of promissory note issuance costs	38	108	155
Amortization of discount on available-for-sale securities	39	9	—
Impairment loss	—	—	176
Change in fair value warrant liability	(49)	(689)	—
Foreign exchange transaction (gain) loss	1	229	(148)
Other	3	2	1
Changes in operating assets and liabilities:
Other receivables	33	23	172
Prepaid expenses	734	(3,112)	(162)
Other long-term assets	—	25	(15)
Accounts payable	1,171	(305)	(1,006)
Accrued expenses	186	15	1,769
Net cash used in operating activities	(26,230)	(13,206)	(18,836)
Cash flows provided by (used) in investing activities
Purchases of property and equipment	(9)	(3)	(26)
Proceeds from the disposal of property and equipment	—	1	—
Maturity of securities available-for-sale	43,201	—	—
Purchases of securities available-for-sale	(28,501)	(33,320)	—
Net cash provided by (used) in investing activities	14,691	(33,322)	(26)
Cash flows provided by financing activities
Issuance of common shares from private placement, net of issuance cost	1,891	—	8,285
Issuance of common shares from public offering, net of issuance cost	—	57,253	(211)
Payment of issuance costs in connection with public offering	(53)	—	—
Cash received from the issuance of promissory notes	2,362	—	—
Principal payments on notes payable	(3,361)	(5,524)	(3,190)
Net cash provided by financing activities	839	51,729	4,884

	For the Years Ended December 31,
	2014	2013	2012
Effect of exchange rate changes on cash and cash equivalents	(16)	(83)	289
Net (decrease) increase in cash and cash equivalents	(10,716)	5,118	(13,689)
Cash and cash equivalents at beginning of period	14,839	9,721	23,410
Cash and cash equivalents at end of period	$4,123	$14,839	$9,721
Supplemental disclosures of cash flow information:
Cash paid for interest	$495	$884	$1,350
Cash paid for taxes	$—	$500	$—

	For the Years Ended December 31,
	2014	2013	2012
Supplemental disclosures of non-cash investing and financing activities:
Valuation of common share warrant liability upon issuance of warrants	$—	$1,572	$—
Reclassification of fair value of warrant liability to equity as a result of the amendment of the underlying common share purchase warrants	$834	$—	$—
Value of warrants issued in connection with promissory notes	$124	$—	$—
Valuation of stock-based compensation liability for stock options denominated in Canadian dollars	$—	$(163)	$—
Change in the fair value of stock-based compensation liability recorded to capital surplus	$180	$(39)	$—
Unrealized (gain) loss on securities available-for sale	$(1)	$1	$—
Deferred financing cost incurred but not yet paid	$—	$53	$725

The accompanying notes are an integral part of these audited consolidated financial statements.

Sophiris Bio Inc.

Notes to the Consolidated Financial Statements

1.	Nature of the business

Company

Sophiris Bio Inc., or the Company, or Sophiris, is a clinical-stage biopharmaceutical company currently developing PRX302 for treatment of the symptoms of benign prostatic hyperplasia, or BPH, commonly referred to as an enlarged prostate and for the treatment of localized low to intermediate risk prostate cancer. The Company is governed by the British Columbia Business Corporations Act. The Company’s operations were initially located in Vancouver, British Columbia until April 2011, when its core activities and headquarters relocated from Vancouver, British Columbia to San Diego, California.

The consolidated financial statements include the accounts of Sophiris Bio Inc. and its wholly-owned subsidiaries, Sophiris Bio Corp. and Sophiris Bio Holding Corp., both of which are incorporated in the State of Delaware.

Liquidity

The consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred significant operating losses since inception and has relied on its ability to fund its operations through private and public equity financings and a debt financing. For the year ended December 31, 2014 and 2013 the Company incurred a net loss of $30.7 million and $11.1 million, respectively, and used $26.2 million and $13.2 million of cash in operations, respectively. At December 31, 2014 and 2013, the Company had $22.7 million and $48.1 million, respectively, in cash, cash equivalents and securities available-for-sale. Any clinical development efforts beyond the Company’s ongoing Phase 3 clinical trial in BPH and its planned Phase 2 clinical trial in localized low to intermediate risk prostate cancer will require additional funding. The Company has historically financed its operations through public or private equity offerings, debt financings or strategic partnerships and alliances and licensing arrangements, as well as through interest income earned on cash balances. Subject to limited exceptions, the Company’s Oxford Finance LLC, or Oxford, Loan and Security Agreement prohibits the Company from incurring indebtedness without the prior written consent of Oxford. If the Company is unable to raise additional capital to fund its development program efforts beyond its ongoing Phase 3 clinical trial in BPH and its planned Phase 2 clinical trial in localized low to intermediate risk prostate cancer in sufficient amounts or on terms acceptable to it, the Company may have to significantly delay, scale back or discontinue the development or commercialization of PRX302.  The Company expects that its cash, cash equivalents and securities available-for-sale as of December 31, 2014 will be sufficient to fund its operations through April 2016.

Share Consolidation

On August 9, 2013, the Company’s board of directors approved a 52-for-1 share consolidation of the Company’s issued and outstanding common shares. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively to reflect the share consolidation. The Company’s stock option plan and outstanding warrants provide for a pro-rata adjustment to the number of shares issuable upon the exercise of outstanding stock options and warrants in the event of a share consolidation. The effects of the share consolidation have been given retroactive effect to the related disclosures of outstanding stock options and warrants.

2.	Recently adopted accounting pronouncements

On June 10, 2014, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2014-10, “Development Stage Entities (Topic 915) – Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation,” which eliminates the concept of a development stage entity in its entirety from current accounting guidance and provides for certain amendments to the consolidation guidance in Topic 810 in the Accounting Standards Codification, or ASC. Prior to the issuance of this guidance the Company was considered a development stage entity and as a result the Company included certain inception-to-date disclosures in its financial statements. The guidance related to the elimination of the concept of a development stage entity is effective for public companies for annual reporting periods beginning after December 15, 2014, and interim periods therein. The amendment of the consolidation guidance in Topic 810 is effective for public companies for annual reporting periods beginning after December 15, 2015. Early adoption of the new standard was permitted. ASU No. 2014-10 was adopted by the Company during the year ended December 31, 2014. As such all inception-to-date disclosures have been removed from these consolidated financial statements.

3.	Summary of significant accounting policies

Significant accounting policies followed by the Company in the preparation of its consolidated financial statements are as follows:

Basis of consolidation

The consolidated financial statements include the accounts of the Company, Sophiris Bio Corp. and Sophiris Bio Holding Corp. All intercompany balances and transactions have been eliminated for purposes of consolidation.

Basis of presentation and use of estimates

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States or GAAP.

GAAP requires the Company’s management to make estimates and judgments that may affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. The Company bases estimates and judgments on historical experience and on various other factors that it believes to be reasonable under the circumstances. The significant estimates in these consolidated financial statements include revenue recognition, stock-based compensation expense, warrant liability, functional currency and accrued research and development expenses, including accruals related to the Company’s ongoing clinical trial. The Company’s actual results may differ from these estimates. The Company evaluates its estimates on an ongoing basis. Changes in estimates are reflected in reported results in the period in which they become known by the Company’s management.

Foreign currency

Functional currency

Historically, the functional currency of Sophiris Bio Inc. had been the Canadian dollar. Subsequent to the completion of the Company’s initial public offering, or IPO, on the NASDAQ Global Market the Company reviewed the underlying indicators of the primary economic environment in which Sophiris Bio Inc. operates. Based upon this review, the Company determined that the functional currency of Sophiris Bio Inc. changed from the Canadian dollar to the U.S. dollar effective August 16, 2013, the date of the Company’s U.S. IPO.

Transactions and balances

Foreign currency transaction gains and losses are recognized as a component of other expense, net. The Company recorded foreign exchange transaction losses of $43,000, $269,000 and $105,000 for the years ended December 31, 2014, 2013, and 2012, respectively.

 Cash and cash equivalents

Cash equivalents are short-term, highly liquid investments with an original maturity of three months or less at the date of purchase.

Securities Available-for-Sale

Investments with an original maturity of more than three months when purchased have been classified by management as securities available-for-sale. Such investments are carried at fair value, with unrealized gains and losses included as a component of accumulated other comprehensive gain (loss) in shareholders’ equity. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income. The cost of investment securities classified as available-for-sale is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. The cost of securities sold is based on the specific-identification method. The Company has classified all of its investment securities available-for-sale, including those with maturities beyond one year, as current assets on the consolidated balance sheets based on the highly liquid nature of the investment securities and because these investment securities are considered available for use in current operations.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and investment securities classified as available-for-sale. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held. Additionally, the Company has adopted an investment policy that includes guidelines relative to credit quality, diversification of maturities to preserve principal and liquidity.

Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method, based on their estimated useful lives as follows:

Asset classification	Estimated useful life (in years)
Equipment	3-5
Computer hardware	3
Software	3-5
Leasehold improvements	Lesser of useful life or lease term
Furniture and fixtures	5

Repairs and maintenance costs are expensed as incurred.

The Company reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted cash flow to the recorded value of the asset. If impairment is indicated, the asset will be written down to its estimated fair value on a discounted cash flow basis. The Company has not recognized any impairment losses through December 31, 2014.

Promissory notes

Promissory notes are recognized initially at fair value. Promissory notes are subsequently carried at amortized cost; any difference between the initial fair market value and the redemption value is recognized in the statement of operations and comprehensive loss over the period of the notes payable using the effective interest method.

The fair value of the promissory notes when issued with equity is recognized initially at the fair value of similar promissory notes issued on a standalone basis. The equity that is issued with borrowings is valued at fair value using the Black-Scholes valuation model.

Revenue recognition

The Company may enter into product development agreements with collaborative partners for the research and development of products for the treatment of urological diseases. The terms of the agreements may include nonrefundable signing and licensing fees, milestone payments and royalties on any product sales derived from collaborations. These multiple element arrangements are analyzed to determine whether the deliverables can be separated or whether they must be accounted for as a single unit of accounting. License fees are recognized as revenue when persuasive evidence of an arrangement exists, the fee is fixed or determinable, delivery or performance has substantially completed and collection is reasonably assured.

The Company recognizes up front license payments as revenue upon delivery of the license only if the license has stand-alone value to the customer and if the agreement includes a general right of return, the delivery or performance of undelivered items is considered probable and within the control of the Company. The payment is generally allocated to the separate units of accounting based on their relative selling prices. The selling price of each deliverable is determined using vendor specific objective evidence of selling prices, if it exists; otherwise, third-party evidence of selling prices. If neither vendor specific objective evidence nor third-party evidence exists, the Company uses its’ best estimate of the selling price for each deliverable. The payment allocated is limited to the amount that is not contingent on the delivery of additional items or fulfillment of other performance conditions.

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, it must determine the period over which the performance obligations will be performed and revenue recognized. If the Company cannot reasonably estimate the timing and the level of effort to complete its performance obligations under the arrangement, then revenue under the arrangement is recognized on a straight-line basis over the period the Company is expected to complete its performance obligations.

The Company evaluates milestone payments on an individual basis and recognizes revenue from non-refundable milestone payments when the earnings process is complete and the payment is reasonably assured. Non-refundable milestone payments related to arrangements under which the Company has continuing performance obligations are recognized as revenue upon achievement of the associated milestone, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement and (ii) the amount of the milestone payment is reasonable in relation to the effort expended or the risk associated with the milestone event. Any amounts received under agreements in advance of performance, if deemed substantive, are recorded as deferred revenue and recognized as revenue as the Company completes its performance obligations. A milestone event is considered substantive if (i) the milestone is commensurate with either (a) the Company’s performance to achieve the milestone or (b) the enhancement of the value of the delivered item(s) as a result of a specific outcome resulting from the Company’s performance to achieve the milestone; (ii) it relates solely to past performance and (iii) it is reasonable relative to all of the deliverables and payment terms (including other potential milestone consideration) within the arrangement. If any portion of the milestone payment does not relate to the Company’s performance, does not relate solely to past performance or is refundable or adjustable based on future performance, the milestone is not considered to be substantive. Milestone payments are not bifurcated into substantive and non-substantive components. Payments related to the achievement of non-substantive milestones is deferred and recognized over the Company’s remaining performance period.

Royalty revenue will be recognized upon the sale of the related products provided the Company has no remaining performance obligations under the arrangement.

Research and development expenses

Research and development costs are charged to expense as incurred. Research and development expenses comprise costs incurred in performing research and development activities, including personnel-related costs, stock-based compensation, facilities, research-related overhead, clinical trial costs, contracted services, manufacturing, license fees and other external costs. The Company accounts for nonrefundable advance payments for goods and services that will be used in future research and development activities as expenses when the service has been performed or when the goods have been consumed rather than when the payment is made.

Accrued research and development expenses

Clinical trial costs are recorded as a component of research and development expenses. The Company accrues and expenses clinical trial activities performed by third parties based upon estimates of the percentage of work completed of the total work over the life of the individual study in accordance with agreements established with clinical research organizations and clinical trial sites. The Company determines the estimates through discussions with internal clinical personnel and external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services based on facts and circumstances known to the Company as of each balance sheet date. However, actual costs and timing of clinical trials are highly uncertain, subject to risks and may change depending upon a number of factors, including the Company’s clinical development plan.

If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Adjustments to prior period estimates have not been material.

Examples of estimated accrued research and development expenses include:

•	fees paid to clinical research organizations in connection with clinical studies;

•	fees paid to investigative sites in connection with clinical studies;

•	fees paid to vendors in connection with preclinical development activities;

•	fees paid to vendors associated with the development of companion diagnostics; and

•	fees paid to vendors related to product manufacturing, development and distribution of clinical supplies.

Nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities, are recorded as a prepaid expense and recognized as expense in the period that the related goods are consumed or services are performed.

Dividend Policy

The Company has never declared or paid any cash dividends on its capital shares. The Company intends to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common shares for the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements, contractual restrictions, business prospects and other factors our board of directors may deem relevant. In addition, the terms of our existing debt facility prohibit us from paying dividends without the prior written consent of Oxford.

Stock-based compensation

The Company expenses the fair value of employee stock options over the vesting period. Compensation expense is measured using the fair value of the award at the grant date, net of estimated forfeitures, and is adjusted annually to reflect actual forfeitures. The fair value of each stock-based award is estimated using the Black-Scholes pricing model and is expensed using graded amortization over the vesting period.

The Company accounts for stock options granted to non-employees, which is primarily consultants of the Company, using the fair value approach. Stock options granted to non-employees are subject to revaluation each reporting period over their vesting terms.

Prior to the Company’s IPO, the Company had issued its stock options with a Canadian dollar denominated exercise price. Subsequent to the Company’s IPO, the Company issues its stock options with a U.S. dollar denominated exercise price.

Effective November 13, 2013, the Company voluntarily delisted from the Toronto Stock Exchange, or TSX. As a result of the delisting from the TSX and the change in the Company’s functional currency to the U.S. dollar, the stock options granted with exercise prices denominated in Canadian dollars are now considered dual indexed as defined in ASC 718, “Compensation, Stock Compensation”. As a result, the Company is required to account for these stock options as a liability. Historically these options had been accounted for as equity. The estimated fair value is determined using the Black-Scholes pricing model based on the estimated value of the underlying common shares at the valuation measurement date, the remaining service period of the stock options, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common shares. As of November 13, 2013, the Company calculated the initial fair value of the vested awards of $163,000. This fair value was initially recorded as a deduction from Contributed Surplus. At each reporting period subsequent to November 13, 2013, the Company adjusts the fair value of the stock-based compensation liability and any corresponding increase or decrease to the stock-based compensation liability will be recorded as an adjustment to Contributed Surplus and/or compensation expense on the consolidated statement of operations and comprehensive loss but in no case will the amount of stock-based compensation expense be less than the original grant date fair value of the stock options.

The fair value of the stock-based compensation liability was $22,000 and $202,000 at December 31, 2014 and December 31, 2013, respectively. As the calculated fair value of the stock options at December 31, 2014 was less than the original grant date fair value no additional compensation expense was recorded in the consolidated statement of operations and comprehensive loss. The change in the fair value of the stock-based compensation liability of $180,000 for the year ended December 31, 2014 was recorded as an adjustment to Contributed Surplus.

Common share purchase warrants with exercise prices denominated in Canadian Dollars

Historically, the Company issued common share warrants in connection with the issuance of common share through private placements with exercise prices denominated in Canadian dollars. Upon the issuance of these warrants, the Company allocated the net proceeds to common share and warrants based on their relative fair values, and calculated the fair value of the issued common share warrants utilizing the Black-Scholes option-pricing model. The allocated fair value was then recorded as Common Share Purchase Warrants within shareholders’ equity on the consolidated balance sheet. The fair value was not remeasured in periods subsequent to the date of issuance.

The change in the functional currency of Sophiris Bio Inc. to the U.S. dollar effective August 16, 2013 effects how the Company accounts for its previously issued warrants which have exercise prices denominated in Canadian dollars, a currency that is not the Company’s functional currency. Upon the change in functional currency, the Company calculated the fair value of its warrants with exercise prices in Canadian dollars as $1.6 million utilizing the Black Scholes pricing model and classified this fair value as a long-term liability in accordance with ASC, 815, “Derivatives and Hedging”. The initial fair value of $1.6 million was deducted from the original fair value calculated on the issuance date of the warrants. The issuance date fair value in excess of the $1.6 million was reclassified to Contributed Surplus. At each reporting period subsequent to August 16, 2013, the Company adjusts the fair value of the warrant liability and any corresponding increase or decrease to the warrant liability is recorded as a component of other income (expense) on the consolidated statement of operations and comprehensive loss. The estimated fair value is determined using the Black-Scholes option-pricing model based on the estimated value of the underlying common shares at the valuation measurement date, the remaining contractual term of the warrants, risk-free interest rates, expected dividends and expected volatility of the price of the underlying common shares.

On January 31, 2014, the Company and Warburg Pincus Private Equity X, L.P. and Warburg Pincus X Partners, L.P. entered into an Omnibus Amendment to Common Share Purchase Warrants related to Warburg Pincus Private Equity X, L.P.’s and Warburg Pincus X Partners, L.P.’s 769,231 outstanding common share purchase warrants. On February 14, 2014, the Company and Oxford Finance LLC entered into an Omnibus Amendment to Warrants to Purchase Common Shares related to Oxford Finance LLC’s 26,971 outstanding common share purchase warrants. These amendments provided for the following:

(i)

the amendment of the exercise price and number of shares underlying each of the outstanding common share purchase warrants to reflect the 52-for-1 share consolidation effected by the Company on August 9, 2013; and

(ii)

the amendment of the existing exercise price which was denominated in Canadian dollars to be restated into U.S. dollars. The agreement stipulates that the conversion of the exercise price will be completed utilizing the exchange rate in effect on the date of the issuance of each warrant.

As a result of the conversion of the exercise prices from Canadian dollars to U.S. dollars, the Company is no longer required to revalue the fair value of these warrants subsequent to their amendment. Upon the amendment of these common share purchase warrants the Company calculated a fair value on the date of their amendments using the Black-Scholes valuation model. As a result the Company recorded a $4,000 loss in its statement of operations and comprehensive loss which represents the change in the fair value of the common share purchase warrants from January 1, 2014 to the date of their amendments. The Company then reclassified the fair value as of the date of their amendments of $0.8 million for the amended common share purchase warrants from warrant liability to contributed surplus.

The Company continues to revalue at each reporting period 122,670 common share purchase warrants which continue to have exercise prices denominated in Canadian dollars. These warrants will expire on March 16, 2015 and have an exercise price of CND $33.80.

At December 31, 2014 and 2013 the warrant liability was revalued at $0 and $0.9 million, respectively and a gain of $49,000 and $0.7 million, respectively was recorded in gain on revaluation of warrant liability in the consolidated statement of operations and comprehensive loss. The amounts utilized to calculate the fair value of the warrant liability at December 31, 2014 and 2013 are included in Note 6.

Income taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates in effect for the year in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company provides reserves for potential payments of tax to various tax authorities related to uncertain tax positions and other issues. Reserves are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing is more likely than not to be realized following resolution of any potential contingencies present related to the tax benefit. Potential interest and penalties associated with such uncertain tax positions are recorded as components of income tax expense. To date, the Company has not taken any uncertain tax positions or recorded any reserves, interest or penalties.

Segment reporting

Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision-maker, or CODM. The Company’s Chief Executive Officer serves as its CODM. The Company views its operations and manages its business as one segment operating primarily in the United States. As of December 31, 2014, all of the Company’s assets were located in the United States of America with the exception of $0.1 million of cash and cash equivalents and $32,000 of other assets which were located in Canada. All of the Company’s property and equipment was located within the United States as of December 31, 2014.

Fair value of financial instruments

The Company measures certain financial assets and liabilities at fair value based on the exchange price that would be received for an asset or paid for to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The carrying amounts of the Company’s financial instruments, including cash and cash equivalents and accounts payable and accrued expenses, approximate fair value due to their short maturities.

The Company follows ASC 820-10, “Fair Value Measurements and Disclosures,” which among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, a three-tier fair value hierarchy has been established, which prioritizes the inputs used in measuring fair value as follows:

Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Recent accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers”. This guidance is a comprehensive new revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. This guidance is effective for annual reporting periods beginning after December 15, 2016 and early adoption is not permitted. The Company will adopt this guidance on January 1, 2017. Companies may use either a full retrospective or a modified retrospective approach to adopt this guidance. The Company is evaluating which transition approach to use and its impact, if any, on its consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” The guidance outlines management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and provides guidance on the related footnote disclosure. The amendments are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. The Company is in the process of evaluating the impact of this guidance on its consolidated financial statement disclosures.

4.	Net loss per common share

Basic net loss per share is calculated by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the period, without consideration for common shares equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. For purposes of this calculation, stock options and warrants are considered to be common share equivalents and are only included in the calculation of diluted net loss per share when their effect is dilutive.

The following table presents the computation of basic and diluted net loss per share (in thousands, except per share amounts):

	For the Years ended December 31,
	2014	2013	2012
Net loss per share:
Net loss	$(30,712)	$(11,149)	$(21,194)
Weighted-average common shares – basic and diluted	16,586	8,029	3,054
Net loss per share – basic and diluted per share	$(1.85)	$(1.39)	$(6.94)

The following dilutive securities have been excluded from the computation of diluted weighted-average shares outstanding as of the year ended December 31, 2014, 2013 and 2012 as the Company recorded a net loss in all periods and, therefore, they would be anti-dilutive (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Options to purchase common shares	1,378	1,362	241
Common share purchase warrants	1,001	919	919

5.	Securities Available-for-Sale

Securities available-for-sale consisted of the following as of December 31, 2014 (in thousands):

	December 31, 2014
	Amortized	Unrealized		Estimated
	Cost	Gain	Loss	Fair Value
Commercial paper	$9,098	$—	$—	$9,098
U.S. government sponsored enterprise securities	6,308	—	—	6,308
Corporate debt securities	3,166	—	—	3,166
	$18,572	$—	$—	$18,572

The amortized cost and estimated fair value of the Company securities available-for-sale by contractual maturity as of December 31, 2014 are shown below (in thousands):

	December 31, 2014
	Amortized	Unrealized		Estimated
	Cost	Gain	Loss	Fair Value
Within one year	$18,572	$—	$—	$18,572
After one year	—	—	—	—
	$18,572	$—	$—	$18,572

Securities available-for-sale consisted of the following as of December 31, 2013 (in thousands):

	December 31, 2013
	Amortized	Unrealized		Estimated
	Cost	Gain	Loss	Fair Value
Commercial paper	$9,798	$—	$—	$9,798
U.S. government sponsored enterprise securities	17,007	2	(4)	17,005
Corporate debt securities	6,506	2	(1)	6,507
	$33,311	$4	$(5)	$33,310

The amortized cost and estimated fair value of the Company securities available-for-sale by contractual maturity as of December 31, 2013 are shown below (in thousands):

	December 31, 2013
	Amortized	Unrealized		Estimated
	Cost	Gain	Loss	Fair Value
Within one year	$30,430	$2	$(4)	$30,428
After one year	2,881	2	(1)	2,882
	$33,311	$4	$(5)	$33,310

As of December 31, 2014, the Company performed a review of all of the securities in its portfolio with an unrealized loss position to determine if any other-than-temporary impairments were required to be recorded. Factors considered in the Company’s assessment included, but were not limited to the following: the Company’s ability and intent to hold the security until maturity; the number of months until the security’s maturity, the number of quarters that each security has been in an unrealized loss position, ratings assigned to each security by independent rating agencies, the magnitude of the unrealized loss compared to the face value of the security and other market conditions. No other-than-temporary impairments were identified as of December 31, 2014 related to securities currently in the Company’s portfolio.

6.	Fair value measurement and financial instruments

As of December 31, 2014, the Company has $22.0 million of securities consisting of money market funds, commercial paper, U.S. government sponsored enterprise securities and corporate debt securities with maturities that range from 1 day to 9 months with an overall average time to maturity of 2.9 months. The Company has the ability to liquidate these investments without restriction. The Company determines fair value for securities with Level 1 inputs through quoted market prices. The Company determines fair value for securities with Level 2 inputs through broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. The Company’s Level 2 securities have been initially valued at the transaction price and subsequently valued, at the end of each reporting period, typically utilizing third party pricing services or other market observable data. The pricing services utilize industry standard valuation models, including both income and market based approaches and observable market inputs to determine value. These observable market inputs include reportable trades, benchmark yields, credit spreads, broker/dealer quotes, bids, offers, and other industry and economic events. The Company’s Level 3 inputs are unobservable inputs based on the Company’s assessment that market participants would use in pricing the instruments.

The following table presents the Company’s assets and liabilities that are measured at fair value on a recurring basis for the periods presented (in thousands):

	December 31, 2014	Level 1	Level 2	Level 3
Assets:
Money market funds	$99	$99	$—	$—
Commercial paper	12,398	—	12,398	—
U.S. government sponsored enterprise securities	6,308	—	6,308	—
Corporate debt securities	3,166	—	3,166	—
Total assets	$21,971	$99	$21,872	$—
Liabilities:
Warrant liability	$—	$—	$—	$—
Stock-based compensation liability	22	—	—	22
Total liabilities	$22	$—	$—	$22

	December 31, 2013	Level 1	Level 2	Level 3
Assets:
Money market funds	$55	$55	$—	$—
Commercial paper	23,570	—	23,570	—
U.S. government sponsored enterprise securities	17,005	—	17,005	—
Corporate debt securities	6,507	—	6,507	—
Total assets	$47,137	$55	$47,082	$—
Liabilities:
Warrant liability	$883	$—	$—	$883
Stock-based compensation liability	202	—	—	202
Total liabilities	$1,085	$—	$—	$1,085

The Company calculates the fair value of the common share warrants with exercise prices denominated in Canadian dollars (level 3) at each reporting date utilizing a Black-Scholes pricing model. The following inputs were utilized in the Black-Scholes pricing model at December 31, 2014 and December 31, 2013:

	December 31,
	2014	2013
Stock price at the end of each reporting period	$0.54	$3.70
Weighted average exercise price	$29.14	$25.45
Risk-free interest rate	0.25%	0.62%
Volatility	425.17%	115.09%
Dividend yield	0.00%	0.00%
Expected life in years	0.21	2.51
Calculated fair value per common share purchase warrant	$—	$0.96

 The following table presents a reconciliation of the warrant liability measured at fair value using unobservable inputs (Level 3) (in thousands):

	For the Years Ended December 31,
	2014	2013
Liabilities:
Balance at beginning of period:	$883	$—
Calculation of initial warrant liability fair value	—	1,572
Reclassification of fair value of warrant liability to equity as a result of the amendment to convert the exercise price of certain warrants from Canadian dollars to U.S. dollars of the underlying common share purchase warrants	(834)	—
Change in fair value of warrant liability included in other expense, net	(49)	(689)
Balance at end of period:	$—	$883

The common share purchase warrants with exercise prices denominated in Canadian dollars will expire in March 2015. Subsequent to the common share purchase warrants expiration the Company will not be required to remeasure the fair value of the warrants.

The Company calculates the fair value of the stock-based compensation liability for those stock options with exercise prices denominated in Canadian Dollars (level 3) at each reporting period utilizing a Black-Scholes pricing model. The following inputs were utilized in the Black-Scholes pricing model at December 31, 2014 and December 31, 2013:

	December 31,
	2014	2013
Stock price at the end of each reporting period	$0.54	$3.70
Weighted average exercise price	$15.83	$17.66
Risk-free interest rate	0.88%	1.00%
Volatility	138.38%	94.53%
Dividend yield	0.00%	0.00%
Expected life in years	2.49	3.42
Calculated fair value per stock option	$0.10	$1.17

The following table presents a reconciliation of the stock-based compensation liability measured at fair value using unobservable inputs (Level 3) (in thousands):

	For the Years Ended December 31,
	2014	2013
Liabilities:
Balance at beginning of period	$202	$—
Calculation of initial stock-based compensation liability fair value		163
Change in fair value of stock-based compensation liability recorded as an adjustment to contributed surplus	(180)	39
Balance at end of period:	$22	$202

The Company recognizes transfers into and out of levels within the fair value hierarchy at the end of the reporting period in which the actual event or change in circumstances that caused the transfer occurs. There were no transfers of assets or liabilities between the fair value measurement classifications.

7.     Prepaid expenses

Prepaid expenses as of December 31, 2014 and 2013 consisted of the following (in thousands):

	December 31,
	2014	2013
Prepaid insurance	$280	$292
Prepaid research and development expenses	2,506	3,218
Other prepaid expenses	39	88
	$2,825	$3,598

As of December 31, 2014 and 2103, prepaid research and development expenses includes $2.5 million and $2.7 million, respectively for upfront fees paid to our primary clinical research organization assisting with our clinical trials. The upfront fees will be relieved in future periods based upon work completed.

8.	Property and equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2014	2013
Equipment	$5	$7
Computer hardware and software	46	44
Leasehold improvements	155	155
Furniture and fixtures	72	72

	278	278
Less: accumulated depreciation	(242)	(200)
	$36	$78

Depreciation expense was $47,000, $84,000 and $82,000 for the years ended December 31, 2014, 2013 and 2012, respectively.

9.	Accrued expenses

Accrued expenses as of December 31, 2014 and December 31, 2013 consisted of the following (in thousands):

	December 31,
	2014	2013
Accrued personnel related costs	$846	$1,063
Accrued interest	48	50
Accrued research and development expenses	1,279	713
Other accrued expenses	134	355
	$2,307	$2,181

10.	Promissory notes

In July 2011, the Company entered into a $15 million Loan and Security Agreement, as amended, or the Original Loan, with Oxford Finance LLC, or Oxford. Under the terms of the Original Loan, the Company made interest only payments for nine months at a fixed interest rate of 9.5%. Beginning in June 2012, the note began to amortize with principal and interest payments due through the remaining term of the loan. The Original Loan could be prepaid subject to certain provisions and prepayment fees. Upon final payment of the Original Loan, the Company was required to pay an additional fee of 5% of the original principal amount, which was being recognized over the term of the loan.

On June 30, 2014, we entered into a new Loan and Security Agreement, or the New Loan, with Oxford. Under the New Loan, Oxford has loaned a principal amount of $6.0 million to the Company to refinance the Company’s existing Original Loan with Oxford and to provide additional working capital.

The principal amount was used by us to settle approximately $2.9 million of outstanding principal on the Company’s Original Loan, to settle accrued interest on such existing term loan, to settle other fees and expenses, including $0.7 million for a final payment due under the Original Loan, and the remaining cash proceeds of approximately $2.4 million will be used for general corporate purposes.

The principal borrowed under the New Loan bears fixed interest of 9.504% per annum. The Company has the option to prepay the outstanding balance of the New Loan in full, subject to a prepayment fee of 1% to 3% depending upon when the prepayment occurs. Upon the final repayment of the New Loan on the maturity date, by prepayment, or upon acceleration, the Company shall pay Oxford an additional fee of 5% of the principal amount of $6.0 million. This additional fee is recorded as a debt discount and is being recognized as interest expense over the life of the loan utilizing the effective interest method. The repayment terms are interest only payments through July 1, 2015 followed by 36 equal monthly payments of principal and interest. We accounted for the New Loan as a modification.

 Pursuant to the New Loan, on June 30, 2014, the Company issued to Oxford warrants to purchase an aggregate of up to 82,192 of the Company’s common shares at an exercise price of $2.19 per share. The warrants expire seven years from the date of the grant. The fair value of $0.1 million for this equity component was derived using the Black-Scholes pricing model utilizing the following inputs: risk-free interest rate – 2.1%, volatility – 72.1%, dividend yield – 0% and expected life in years – 7. The $6.0 million proceeds were allocated to equity and the debt based on their relative fair values. The debt discount will be amortized to interest expense over the life of the debt. Interest on the term loan, consisting of the stated interest rate, final payment fee and amortization of the discount, is being recognized under the effective interest method.

In connection with the New Loan, the Company and its subsidiaries granted to Oxford a security interest in all of the Company’s and its subsidiaries’ personal property now owned or hereafter acquired, excluding intellectual property and certain other assets. Oxford has the right to declare a default under the New Loan upon the occurrence of a material adverse change as that is defined under the New Loan, thereby requiring the Company to repay the loan immediately or to attempt to reverse the declaration of default through negotiation or litigation. As of December 31, 2014, the Company was in compliance with all material covenants under the credit facility.

As of December 31, 2014, the future contractual principal and final fee payments on our debt obligation are as follows (in thousands):

Year 1	$735
Year 2	1,887
Year 3	2,074
Year 4	1,604
Total	$6,300

The following table summarizes interest expense (in thousands) for the periods presented:

	For the Years Ended December 31,
	2014	2013	2012
Stated interest	$500	$840	$1,325
Amortization of debt discount	188	380	509
Amortization of promissory notes issuance costs	38	108	155
	$726	$1,328	$1,989

The Company calculated the fair value of the secured promissory notes as $5.9 million (Level 3) as of December 31, 2014. The fair value of long-term debt is based on the net present value of calculated interest and principal payments, using an interest rate of 9.5%, which takes into consideration the financial position of the Company and the recent interest rate environment for new debt issuances for comparable companies. The fair value of this equity component was derived using the Black-Scholes valuation model. The Company calculated the promissory notes’ fair value by allocating to equity and the debt based on their respective fair values.

11.	Shareholders’ equity

Common stock purchase agreement with Aspire Capital

On May 16, 2014, the Company entered into a common stock purchase agreement, or the Purchase Agreement, with Aspire Capital Fund, LLC, or Aspire Capital, which provides that Aspire Capital is committed to purchase up to an aggregate of $15.0 million of the Company’s common shares over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, the Company issued to Aspire Capital 90,635 of the Company’s common shares. Upon the execution of the Purchase Agreement, the Company sold to Aspire Capital 604,230 common shares at $3.31 per share for net proceeds of $1.9 million which was recorded as in increase to common shares on the balance sheet. The Company incurred offering costs of $0.1 million associated with this transaction.

Under the Purchase Agreement, on any trading day on which the closing sale price of the Company’s common shares exceeds $2.00, the Company has the right, in its sole discretion, to present Aspire Capital with a purchase notice, directing Aspire Capital (as principal) to purchase up to 100,000 of the Company’s common shares, per trading day, provided that the aggregate price of each such purchase shall not exceed $1,000,000 per trading day. The Company can direct Aspire Capital to purchase an additional $13 million of the Company’s common shares over the remaining 23 months of the Purchase Agreement. Future purchases under the Purchase Agreement will be at a per share price equal to the lesser of:

• the lowest sale price of the Company’s common shares on the purchase date; or
• the arithmetic average of the three lowest closing sale prices for the Company’s common shares during the ten consecutive trading days ending on the trading day immediately preceding the purchase date.

Other than the initial purchase completed under the Purchase Agreement, there were no sales of common shares to Aspire Capital from May 16, 2014 through December 31, 2014. As of December 31, 2014 our stock price has been below the $2.00 floor price included in the Aspire Capital agreement and therefore as of December 31, 2014 we were unable to sell shares to Aspire Capital.

Authorized

As of December 31, 2014 and 2013, the Company had unlimited shares of no par common shares authorized. There were 16.8 million and 16.1 million common shares issued and outstanding as of December 31, 2014 and 2013, respectively.

Initial Public Offering

On August 23, 2013, the Company completed a U.S. public offering whereby the Company issued 13,000,000 common shares at a price of $5.00 per share. The Company received $57.0 million, net of underwriters’ discounts commissions and offering cost.

Shares reserved for future issuance

The shares reserved for future issuance as of December 31, 2014, 2013 and 2012 consisted of the following (in thousands):

	December 31,
	2014	2013	2012
Common share purchase warrants	1,001	919	919
Stock options
Granted and outstanding	1,378	1,362	241
Reserved for future grants	306	253	74
	2,685	2,534	1,234

12.	Common share purchase warrants

At December 31, 2014 and 2013 there were 1,001,000 and 919,000 common share purchase warrants outstanding at a weighted average exercise price of U.S.$24.17 and CND$27.07, respectively. For the year ended December 31, 2014 the total amounts for common share purchase warrants outstanding includes common share purchase warrants with exercise prices denominated in Canadian dollars and U.S. Dollars and the Canadian dollar amounts have been converted to U.S. dollars for purposes of the weighted average exercise price calculation utilizing a conversion rate as of December 31, 2014.

The following table summarizes the expiration dates for the Company’s outstanding common share purchase warrants as of December 31, 2014 (in thousands):

Number of warrants outstanding	Expiration date
123	March 16, 2015
289	November 19, 2015
240	December 28, 2016
240	March 28, 2017
27	July 15, 2018
82	June 30, 2021
1,001

The Company has recorded a $0.9 million liability at December 31, 2013 associated with the fair value of the Company’s common share purchase warrants. See Note 3 and Note 6.

13.	Stock-based compensation plan

Equity awards

The Company’s Amended and Restated 2011 Stock Option plan (the “Plan”) provides for the granting of options for the purchase of common shares of the Company at the fair value of the Company’s common shares on the date of the option grant. Options are granted to employees, directors and non-employees. The board of directors or a committee appointed by the board of directors administers the Plan and has discretion as to the number, vesting period and expiry date of each option award. Historically the Company granted options with an exercise price denominated in Canadian dollars prior to the Company’s U.S. IPO. Following the Company’s U.S. IPO the Company has granted options with an exercise price denominated in U.S. dollars.

The Plan is based on a cumulative percentage of options issuable up to 10% of the Company’s outstanding common shares. As of December 31, 2014, 2013 and 2012, there were 306,137, 252,529 and 74,001 shares, respectively, available to be issued under the Plan.

During the year ended December 31, 2014, the Company issued options to purchase 86,788 common shares to its directors and employees. These options vest over a three year period for employees and over a one to three year period for directors. The contractual period for the granted options is five years.

No options to purchase common shares were granted to non-employees during the years ended December 31, 2014 and 2012. During the year ended December 31, 2013 the Company issued options to purchase 28,346 common shares to non-employees. The Company accounts for stock options granted to non-employees using the fair value approach. Stock options granted to non-employees are subject to revaluation at each reporting period over their vesting terms.

The Company recognized stock-based compensation expense as follows (in thousands):

	For the Years Ended December 31,
	2014	2013	2012
Research and development	$650	$311	$148
General and administrative	1,441	863	528
Total	$2,091	$1,174	$676

As of December 31, 2014 there was $0.7 million of unrecognized compensation costs related to non-vested stock options. As of December 31, 2014 the Company expects to recognize those costs over weighted average periods of approximately 1.1 years.

The fair values of options granted during the year ended December 31, 2014, 2013 and 2012 were estimated at the date of grant using the following weighted-average assumptions:

	For the Years Ended December 31,
	2014	2013	2012
Expected Life of the Option Term (years)	3.7	3.9	3.9
Risk-free interest rate	1.2%	0.9%	1.2%
Dividend rate	0%	0%	0%
Volatility	76.2%	83.8%	73.9%
Forfeiture rate	5.3%	8.1%	9.0%

Expected Life of the Option Term – This is the period of time that the options granted are expected to remain unexercised. Options granted have a contractual term of five years. The Company estimates the expected life of the option term based on actual past behavior for similar options.

Risk-Free Interest Rate – This is the Canadian or the United States Treasury rates, as applicable, for the week of each option grant during the year having a term that most closely resembles the expected life of the option.

Dividend Rate – The Company has never declared or paid dividends on common shares and has no plans to do so in the foreseeable future.

Volatility – Volatility is a measure of the amount by which a financial variable such as a share price has fluctuated or is expected to fluctuate during a period. The Company considered the historical volatility from our Canadian initial public offering through the dates of grants.

Forfeiture Rate – Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company assesses the forfeiture rate on an annual basis and revises the rate when deemed necessary.

The following table summarizes stock option activity, including options issued to employees, directors and non-employees (in thousands, except per share and contractual term data):

	Options outstanding	Weighted average exercise price	Underlying Exercise Price Currency	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at January 1, 2012	191	$30.16	CND	3.2	$—
Options granted	102	16.12	CND
Options expired	(29)	37.44	CND
Options forfeited	(23)	25.48	CND
Outstanding at December 31, 2012	241	$23.92	CND	3.5	$—
Options granted	71	13.00	CND
Options granted	1,114	4.41	US
Options expired	(14)	41.02	CND
Options forfeited	(50)	27.83	CND
Outstanding at December 31, 2013	1,362	$7.10	US	4.5	$—
Options granted	87	2.57	US
Options expired	(5)	27.16	CND
Options forfeited	(12)	29.89	CND
Options forfeited	(54)	4.41	US
Outstanding at December 31, 2014	1,378	$6.65	US	3.6	$—
Vested or expected to vest at December 31, 2014	1,326	$6.26	US	3.6	$—
Exercisable at December 31, 2014	635	$7.48	US	3.5	$—

The total amounts for options outstanding, vested or expected to vest, and exercisable at December 31, 2014 include options with exercise prices denominated in Canadian dollars and U.S. Dollars and the Canadian dollar amounts have been converted to U.S. dollars for purposes of the calculation.

The weighted average fair value of options granted during the years ended December 31, 2014, 2013, and 2012 was approximately $1.41, $2.86, and $8.84, respectively.

The aggregate intrinsic value was calculated as the difference between the exercise price of the stock options and the fair value of the underlying common shares converted to U.S. dollars as of the respective balance sheet date. The Company settles employee stock option exercises with newly issued common shares.

14.	License agreements

Kissei Agreement

In April 2010, the Company entered into an exclusive license agreement for the development and commercialization of PRX302 (and other products covered by the licensed patent). The agreement with Kissei Pharmaceuticals Co., Ltd., a Japanese pharmaceutical company, (“Kissei”) covers the development and commercialization of PRX302 in Japan for the treatment of the symptoms of BPH, prostate cancer, prostatitis or other diseases of the prostate. Pursuant to the agreement in 2010, the Company received an upfront license payment of $3.0 million. The Company has determined that the deliverables under this agreement included the license, the transfer of relevant technical information and participation in a periodic development meeting. The Company recognized the entire upfront license payment upon receipt as the license was deemed to have stand-alone value and no significant undelivered performance obligations were identified in connection with the license.

The agreement also notes that the Company shall supply Kissei with bulk material under a separate supply agreement for use in future clinical studies and, if approved, for commercial sales. The license agreement also notes that if the Company is unwilling or unable to supply Kissei with the necessary bulk material that Kissei will have the option to manufacture the bulk material themselves or they can outsource the manufacturing to a third party. To date the Company and Kissei have not signed a supply agreement.

The agreement also provides that the Company shall have full responsibility, including financial responsibility, for filing, prosecuting and maintaining all of the patents in Japan during the term of the agreement. The filing of patents is an administrative and perfunctory deliverable. The associated costs are immaterial. The prosecution and maintenance of patents is not considered an undelivered performance obligation.

During the year ended December 31, 2013, the Company recorded as revenue a $5.0 million non-refundable substantive milestone payment due from Kissei upon the achievement of certain development activities during the year ended December 31, 2013, as such milestone had been achieved during this period. In accordance with the Company’s revenue recognition policy, the Company recognizes the receipt of milestone payments in accordance with the milestone method in the period in which the underlying triggering event occurs. The Company received payment for the milestone in April 2013.

In addition to the upfront license payment and the $5.0 million milestone payment recognized as revenue during the year ended December 31, 2013, the Company is entitled to receive up to $67.0 million of non-refundable milestone payments as follows: a total of $12.0 million for the BPH indication, of which $7.0 million relates to the completion of regulatory approvals and $5.0 million relates to the achievement of certain product sale goals; a total of $21.0 million for the prostate cancer indication, of which $7.0 million relates to the completion of certain development activities, $7.0 million relates to the completion of regulatory approvals and $7.0 million relates to the achievement of certain product sale goals; and a total of $21.0 million for prostatitis or other diseases of the prostate, of which $7.0 million relates to the completion of certain development activities, $7.0 million relates to the completion of regulatory approvals and $7.0 million relates to the achievement of certain product sale goals. An additional $13.0 million of aggregate milestone payments are not indication specific, of which $5.0 million relates to the completion of regulatory approvals and $8.0 million relates to the achievement of certain product sale goals.

Management evaluated the nature of the events triggering these additional milestone payments, and concluded that these events fall into two categories: (a) events which involve the performance of the Company’s obligations under the Kissei license agreement, and (b) events which do not involve the performance of the Company’s obligations under the Kissei license agreement.

Milestone payments which involve the performance of the Company’s obligations include activities related to the completion of development activities and regulatory approvals in the United States. Management concluded that each of these payments constitutes a substantive milestone. This conclusion was based primarily on the facts that (i) each triggering event represents a specific outcome that can be achieved only through successful performance by the Company of one or more of its deliverables, (ii) achievement of each triggering event was subject to inherent risk and was not reasonably assured at the inception of the agreement, (iii) each of these milestones is non-refundable, (iv) substantial effort is required to complete each milestone, (v) the amount of each milestone payment is reasonable in relation to the value created in achieving the milestone, (vi) a substantial amount of time is expected to pass between the up-front payment and the potential milestone payments, and (vii) the milestone payments relate solely to past performance. Based on the foregoing, the Company recognizes any revenue from these milestone payments under the milestone method in the period in which the underlying triggering event occurs.

Milestone payments which do not involve the performance of the Company’s obligations include the completion of development activities, regulatory approvals and certain product sale goals in Japan, all of which are areas in which the Company has no pertinent contractual responsibilities under the agreement. Management concluded that these milestones are not substantive and will be recognized in accordance with the Company’s accounting policy for revenue recognition. The following table breaks down the remaining unpaid milestone payments by indication or, in the case of milestones not associated with a specific indication, by triggering events and by involvement of the Company:

	Milestone Payments Involving Performance of Company Obligations (in millions)	Milestone Payments Not Involving Performance of Company Obligations (in millions)
Milestones by Indication
BPH	—	$12
Prostate cancer	—	$21
Prostatitis and other diseases of the prostate	—	$21
Milestones Not Associated with an Indication
Gross sale targets	—	$8
Regulatory approvals	$5	—

The Company may also receive a drug supply fee, assuming the Company supplies material to Kissei, and royalty payments in the 20-29% range as a percentage of future net sales of licensed products sold under the agreement.

Kissei is not currently studying PRX302 for the treatment of prostate cancer, prostatitis or other diseases of the prostate. In addition, Kissei has the option to sublicense the development and commercialization for PRX302 in their territory.

PRX302 license agreement for Benign Prostate Hyperplasia

In 2009, the Company signed an exclusive license agreement with UVIC Industry Partnerships Inc. (“UVIC”) and The Johns Hopkins University (“Johns Hopkins”) with respect to the use of PRX302 for the treatment of the symptoms of benign prostate hyperplasia and other non-cancer diseases and conditions of the prostate. The license agreement requires the Company to make payments of CND$1.3 million in the aggregate on the achievement of certain clinical and regulatory milestones and to pay royalties on commercial sales of resulting products. To the extent the Company receives any milestone payments relating to the development of therapeutics for the treatment of the symptoms of BPH under its exclusive license agreement with Kissei, the Company is obligated to pay a percentage of such consideration, which percentage is in the 10-19% range, to UVIC and Johns Hopkins; however, pursuant to a separate agreement which the Company entered into in 2003 with Dr. J. Thomas Buckley, one of the Company’s founders, the aggregate amount of such consideration payable by the Company to UVIC and Johns Hopkins is reduced by 25% .

During the year ended December 31, 2013, the Company expensed a $0.1 million milestone payment due under the agreement upon the completion of the Company’s last Phase 2b clinical trial prior to commencing a Phase 3 clinical trial. The Company paid this milestone upon the enrollment of the Company’s first patient in a Phase 3 clinical trial for the treatment of the symptoms of BPH. This amount was expensed to research and development expense. In addition, the Company accrued a sub-license royalty of $0.4 million payable under the agreement associated with the Company’s $5.0 million milestone payment from Kissei. The Company paid this amount during April 2013. This amount was recorded as a component of research and development expense.

From the inception of the agreement, the Company has incurred sub-license fees of $0.6 million and milestone payments of $0.1 million under this agreement.

PRX302 License Agreement for Prostate Cancer

In 2004, we licensed exclusive rights to PRX302 for the treatment of prostate cancer under an agreement with UVIC and Johns Hopkins. We have agreed to make cumulative milestone payments over the lifecycle of PRX302 of up to CND$3.6 million on the achievement of certain clinical and regulatory milestones and to pay royalties on commercial sales of resulting products. From the inception of the agreement we have paid milestone payments of CND$0.1 million. We have to date completed two clinical trials in patients with prostate cancer.

15.	Income taxes

The $5.0 million milestone payment from Kissei was subject to a 10% Japanese withholding tax. As a result, the Company recorded income tax expense of $0.5 million for the year ended December 31, 2013. The Company will be eligible to utilize the withholding tax to offset future taxes due in Canada. Given the uncertainty around the Company’s ability to generate future taxable income, the Company has expensed the withholding tax during the year ended December 31, 2013.

The component of the loss before provision for income taxes were as follows (in thousands):

	For the Years Ended December 31,
	2014	2013
United States	$(2,147)	$(1,422)
Canada	(28,565)	(9,227)
	$(30,712)	$(10,649)

The components of the provision for income taxes from continuing operations is as follows (in thousands):

	For the Years Ended December 31,
	2014	2013
Current Tax:
Canada	$—	$500
US	—	—
State	—	—
	$—	$500
Deferred Tax:
Canada	$—	$—
US	—	—
State	—	—
	—	—
	$—	$500

A reconciliation of income taxes to the amount computed by applying the statutory federal income tax rate to the net loss is as follows (in thousands, except income tax rates):

	For the Years Ended December 31,
	2014	2013
Combined federal and provincial income tax rates	26.00%	25.75%
Income tax benefit at statutory rates	$(7,982)	$(2,742)
State income tax, net of federal benefit	(88)	(67)
Permanent items	34	65
Tax credits	(1,007)	(681)
Non-deductible stock-based compensation	253	91
Foreign accrual property income	67	63
Foreign withholding tax	—	500
Expired NOLs	299	120
Return to provision true up	83	—
Rate differential	(229)	(116)
Rate change	—	(739)
Other	152	(61)
Revaluation of warrant liability	(13)	(176)
CTA	2,028	1,629
Change in valuation allowance	6,403	2,614
Income tax expense	$—	$500

Significant components of the Company’s deferred tax assets as of December 31, 2014 and 2013 are shown below (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss carryforwards (non-capital losses)	$24,617	$17,974
Scientific research and development	2,294	2,494
Tax credits	4,151	3,646
Stock based compensation	1,148	602
Other, net	367	863
Share issue costs	1,162	1,728
Total deferred tax assets, net, before valuation allowance	33,739	27,307
Valuation allowance	(33,739)	(27,307)
Net deferred tax assets	$—	$—

Due to the operating losses since inception, a valuation allowance has been recognized to offset net deferred assets as realization of such deferred tax assets is not more likely than not. During the years ended December 31, 2014 and 2013, the valuation allowance on the deferred tax assets increased by $6.4 million and $5.1 million, respectively.

At December 31, 2014, the Company has tax losses for income tax purposes in Canada and in the United States which may be used to reduce taxable income. The income tax benefit, if any, of these losses has not been recorded due to the uncertainty of its recovery. Based upon statute, losses are expected to expire as follows (in thousands):

Expiration date	Canada	U.S. Federal	Total
2015	$3,121	$—	$3,121
2026	3,099	—	3,099
2027	4,578	—	4,578
2028	5,209	—	5,209
2029	4,152	—	4,152
2030	3,819	—	3,819
2031	11,186	—	11,186
2032	16,810	—	16,810
2033	12,529	—	12,529
2034	29,893	182	30,075
	$94,396	$182	$94,578

In addition, the Company has $0.2 million of U.S. state net operating loss carryforwards which begin to expire in 2034.

At December 31, 2014, the Company had investment tax credits in Canada and research and development tax credits in the United States that expire as follows (in thousands).

Expiration date	Canada	U.S. Federal	Total
2015	$28	$—	$28
2016	72	—	72
2017	128	—	128
2018	183	—	183
2019	177	—	177
2020	37	—	37
2021	8	—	8
2023	30	—	30
2024	102	—	102
2025	216	—	216
2026	209	—	209
2027	326	—	326
2028	409	—	409
2029	517	—	517
2030	161	—	161
2031	24	56	80
2032	—	335	335
2033	—	249	249
2034	—	908	908
	$2,627	$1,548	$4,175

In addition, the Company has $0.5 million of California research and development tax credits which carry forward indefinitely as well as foreign tax credits in Canada of $0.2 million that begin to expire in 2023.

The Company’s Canadian tax years are subject to inspection from 2009 forward. The Company’s United States Federal and California 2011 tax returns are subject to examination by taxing authorities.

The future utilization of the Company’s research and development credit carry forwards and net operating loss carry forwards to offset future taxable income may be subject to an annual limitation as a result of ownership changes that may have occurred previously or may occur in the future. The Tax Reform Act of 1986 (the “Act”) limits a company’s ability to utilize certain tax credit carry forwards and net operating loss carry forwards in the event of a cumulative change in ownerships in excess of 50% as defined in the Act.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense. For the years ended December 31, 2014 and 2013, we have not recognized any interest or penalties related to income taxes.

In 2011, the Company adopted the recognition and measurement principals under ASC740, “Income Taxes” (ASC740) regarding the recognition of tax benefits. In accordance with ASC740, tax benefits are only recognized when a position is more likely than not of being sustained. Tax benefits are then measured using a cumulative benefit approach whereby the largest amount of tax benefit that is more likely than not of being sustained is recognized. The Company has no unrecognized benefits recorded as of December 31, 2014 and 2013.

The American Taxpayer Relief Act of 2012 was enacted into law on January 2, 2013. The change in tax law, which reinstated the United States federal research and development tax credit retroactively from January 1, 2012 through December 31, 2013. The retroactive impact related to 2012 was treated as a discrete tax item during the first quarter of 2013.

16.	Commitments and contingencies

Operating leases

The Company leases a facility, comprising the Company’s headquarters, located in San Diego, California under a non-cancelable lease. During September 2013, the Company exercised the first of two 3-year lease extensions on its headquarters in San Diego, California. As a result of this extension, the expiration date for the Company’s headquarters was extended from May 2014 to May 2017. The rent on the Company’s headquarters is currently $8,729 per month.

Total rent expense under operating leases was $0.1 million, $0.1 million and $0.2 million for the year ended December 31, 2014, 2013 and 2012, respectively.

Future minimum lease payments under non-cancelable operating leases at December 31, 2014 are as follows (in thousands):

Future rent payments
2015	$119
2016	119
2017	51
Total	$289

License agreements

The Company has license agreements with third parties that require the Company to make annual license maintenance payments and contingent future payments upon the success of licensed products that include milestone and/or royalties. Minimum future payments over the next five years are not material.

Purchase commitments

The Company is required to schedule its manufacturing activities in advance. If the Company cancels any of these scheduled activities without proper notice the Company would be required to pay penalties equal to the cost of the originally scheduled activity. The Company estimates that the cost of these penalties would be approximately $0.1 million at December 31, 2014 if the Company cancels the scheduled activities. The amounts recorded under this manufacturing contract included in research and development was $3.4 million, $2.8 million and $4.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

17.	401(k) Plan

Effective July 2012, the Company established a deferred compensation plan (the “401(k) Plan”) pursuant to Section 401(k) of the Internal Revenue Code of 1986 where by all employees, subject to certain age requirement can contribute pretax earnings to the plan. The Company makes safe harbor contributions to the 401(k) Plan up to 4% of eligible compensation, subject to limitations under the Code. The Company’s total contributions to the 401(k) Plan were $0.1 million for each of the years ended December 31, 2014, 2013 and 2012.

18.	Subsequent Events

On January 29, 2015, the Company received a letter from the Listing Qualifications Department of The NASDAQ Stock Market, or NASDAQ, notifying the Company that the consolidated closing bid price of the Company’s common stock had been below $1.00 per share for 30 consecutive business days and that the Company was therefore not in compliance with the minimum bid price requirement for continued listing on The NASDAQ Global Market, as set forth in Marketplace Rule 5450(a)(1). The notification from NASDAQ does not have an immediate effect on the listing of the Company’s common stock and the Company’s common stock will continue to trade on The NASDAQ Global Market under the symbol "SPHS".

NASDAQ stated in its January 29th letter that, in accordance with Marketplace Rule 5810(c)(3)(A), the Company has been provided a grace period of 180 calendar days, or until July 28, 2015, to regain compliance with the minimum consolidated closing bid price requirement for continued listing. Compliance will be regained if the Company’s consolidated closing bid price is at or above $1.00 for at least 10 consecutive trading days anytime during the 180-day grace period.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements.